Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	October 21, 2024
FOR MORE INFORMATION CONTACT:
Timothy S. Crane, President & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Third Quarter and Year-to-Date Results

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, “we” or “our”) (Nasdaq: WTFC) announced net income of $509.7 million or $7.67 per diluted common share for the first nine months of 2024 compared to net income of $499.1 million or $7.71 per diluted common share for the same period of 2023. Pre-tax, pre-provision income (non-GAAP) for the first nine months of 2024 totaled a record $778.1 million, compared to $751.3 million in the first nine months of 2023.

The Company recorded quarterly net income of $170.0 million or $2.47 per diluted common share for the third quarter of 2024 compared to net income of $152.4 million or $2.32 per diluted common share for the second quarter of 2024. Pre-tax, pre-provision income (non-GAAP) totaled $255.0 million as compared to $251.4 million for the second quarter of 2024.

Results of operations include those of Macatawa Bank Corporation (“Macatawa”), since the acquisition date of August 1, 2024.

Timothy S. Crane, President and Chief Executive Officer, commented, “Our net income for both the third quarter and year-to-date 2024 were driven by robust organic loan and deposit growth as well as a stable net interest margin. We believe we are well-positioned for strong financial performance as we continue our momentum in the fourth quarter of 2024 and into 2025.”

Additionally, Mr. Crane emphasized, “Net interest margin in the third quarter remained stable, decreasing one basis point as compared to the second quarter of 2024. We expect net interest margin to remain in the 3.50% range in the fourth quarter of 2024 and into 2025. Stable net interest margin coupled with continued balance sheet growth should result in net interest income growth. Focusing on growth of net interest income, disciplined expense control and maintaining our consistent credit standards should drive strong financial performance.”

Mr. Crane continued, “I want to recognize the efforts of our new Macatawa teammates and committed Wintrust team members on the seamless transaction and a solid beginning to integration activities. Macatawa offers a unique opportunity for Wintrust to expand into the desirable west Michigan market with a compatible management team and reputable brand. The quality core deposit franchise, excess liquidity and pristine credit quality coupled with aligned values make the acquisition an ideal fit for the Company. We are thrilled to bring our product offerings to Michigan and continue Macatawa’s commitment to customer service and community involvement.”

Highlights of the third quarter of 2024:
Comparative information to the second quarter of 2024, unless otherwise noted

•Total loans increased by approximately $2.4 billion, which includes approximately $1.3 billion of acquired balances relating to Macatawa. Excluding Macatawa, total loans increased $1.1 billion or 10% annualized.
•Total deposits increased by approximately $3.4 billion, which includes approximately $2.3 billion of acquired balances relating to Macatawa. Excluding Macatawa, total deposits increased $1.1 billion or 9% annualized.
•Total assets increased by $4.0 billion, which includes approximately $2.9 billion of acquired assets relating to Macatawa. Excluding Macatawa, total assets increased $1.1 billion or 8% annualized.

•Net interest income increased to $502.6 million in the third quarter of 2024 compared to $470.6 million in the second quarter of 2024, primarily due to average earning asset growth and the addition of Macatawa for the last two months of the third quarter.
◦Net interest margin decreased by one basis point to 3.49% (3.51% on a fully taxable-equivalent basis, non-GAAP) during the third quarter of 2024.
•Non-interest income was impacted by the following:
◦Net gains on investment securities totaling $3.2 million in the third quarter of 2024 related to changes in the value of equity securities as compared to net losses of $4.3 million in the second quarter of 2024.
◦Unfavorable mortgage servicing rights ("MSRs") related revenue totaled $11.4 million in the third quarter of 2024 compared to favorable MSRs related revenue of $2.8 million in the second quarter of 2024.
•Non-interest expense was impacted by the following:
◦Macatawa added approximately $10.1 million of total operating expenses, including $3.0 million of core deposit intangible asset amortization.
◦Incurred acquisition related costs of $1.6 million in the third quarter of 2024 as compared to $542,000 in the second quarter of 2024.
•Provision for credit losses totaled $22.3 million in the third quarter of 2024, including a one-time acquisition-related Day 1 provision of approximately $15.5 million, as compared to a provision for credit losses of $40.1 million in the second quarter of 2024.
•Tangible book value per common share (non-GAAP) increased to $76.15 as of September 30, 2024 as compared to $72.01 as of June 30, 2024. See Table 18 for reconciliation of non-GAAP measures.
Mr. Crane noted, “We are very pleased with our organic loan and deposit growth rates. Excess liquidity acquired in the Macatawa transaction was deployed by funding quality loan growth and reducing exposure to wholesale and brokered funding sources. Non-interest bearing deposits remained at 21% of total deposits at the end of the third quarter of 2024 and increased $708 million compared to the second quarter of 2024. We continue to leverage our customer relationships and market positioning to generate deposits, grow loans and build long term franchise value.”
Commenting on credit quality, Mr. Crane stated, “Our credit metrics were stable. Net charge-offs totaled $26.7 million, or 23 basis points of average total loans on an annualized basis, in the third quarter of 2024 and were spread primarily across the commercial and property and casualty premium finance receivables portfolios. This compared to net charge-offs totaling $30.0 million, or 28 basis points of average total loans on an annualized basis, in the second quarter of 2024. Approximately $18.3 million of charge-offs in the current quarter were previously reserved for in the second quarter of 2024. Non-performing loans totaled $179.7 million, or 0.38% of total loans, at the end of the third quarter of 2024 compared to $174.3 million, or 0.39% of total loans, at the end of the second quarter of 2024. Total non-performing assets comprised 0.30% of total assets as of September 30, 2024, a two basis point decline compared to June 30, 2024. We continue to be conservative and proactive in reviewing credit and maintaining our consistently strong credit standards. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit.”

In summary, Mr. Crane noted, “Our record year continued as we built upon our strong momentum with the acquisition of Macatawa. Substantial loan growth in the third quarter and inclusion of Macatawa for all three months in the fourth quarter create positive revenue momentum. We have reduced our asset sensitivity to interest rates and therefore we believe that we are well positioned for the current interest rate environment and consensus forecast for additional interest rate cuts by the Federal Reserve. Steadfast commitment to credit quality, growing net interest income and increasing our long term franchise value remain our priority.

The graphs below illustrate certain financial highlights of the third quarter of 2024 as well as historical financial performance. See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income
$ in Millions
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$164.2
$123.5
$187.3
$152.4
$170.0
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Pre-tax income, excluding provision for credit losses (non-GAAP)
$ in Millions
$300
$280
$260
$240
$220
$200
$180
$160
$140
$120
$100
$244.8
$208.2
$271.6
$251.4
$255.0
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Pre-tax income, excluding provision for credit losses (non-GAAP) -
Q3 2024 compared to Q2 2024
$ in Millions
$300
$280
$260
$240
$220
$200
$180
$160
$251.4
$32.0
$7.5
$(13.2)
$(2.3)
$(12.7)
$(2.9)
$(4.8)
$255.0
Q2 2024
Net Interest Income
Gain on Investment Securities, Net
Mortgage Banking Revenue
All Other Non-Interest Income
Salaries and Benefits
Amortization of Other Intangible Assets
All Other Non-Interest Expense
Q3 2024

Net Interest Income and Net Interest Margin ("NIM")
$ in Millions
$550
$500
$450
$400
$350
$300
$250
$200
$150
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
$462.4
$470.0
$464.2
$470.6
$502.6
3.62%
3.64%
3.59%
3.52%
3.51%
3.60%
3.62%
3.57%
3.50%
3.49%
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024
NIM (GAAP)
NIM (non-GAAP)
Net Interest Income

Total Assets
$ in Billions
$64.0
$62.0
$60.0
$58.0
$56.0
$54.0
$52.0
$50.0
$48.0
$55.6
$56.3
$57.6
$59.8
$63.8
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Total Loans
$48.0
$46.0
$44.0
$42.0
$40.0
$38.0
$36.0
$34.0
$ in Billions
$41.4
$42.1
$43.2
$44.7
$47.1
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Total Deposits
$ in Billions
$52.0
$50.0
$48.0
$46.0
$44.0
$42.0
$40.0
$38.0
$36.0
$45.0
$45.4
$46.5
$48.0
$51.4
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Total Shareholders' Equity
$ in Billions
$6.5
$6.0
$5.5
$5.0
$4.5
$4.0
$3.5
$5.0
$5.4
$5.4
$5.5
$6.4
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Non-Performing Assets as a percentage of Total Assets
1.00%
0.75%
0.50%
0.25%
0.00%
0.26%
0.27%
0.28%
0.32%
0.30%
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Annualized Quarterly Net Charge-Offs as a percentage of Average Total Loans
1.00%
0.75%
0.50%
0.25%
0.00%
0.08%
0.14%
0.21%
0.28%
0.23%
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

SUMMARY OF RESULTS:

BALANCE SHEET

Total assets increased $4.0 billion in the third quarter of 2024 as compared to the second quarter of 2024. Total loans increased by $2.4 billion as compared to the second quarter of 2024. The increase in total loans included approximately $1.3 billion of loans related to the Macatawa acquisition. The increase in loans was diversified across nearly all loan portfolios.

Total liabilities increased by $3.1 billion in the third quarter of 2024 as compared to the second quarter of 2024 primarily due to a $3.4 billion increase in total deposits. The increase in total deposits included approximately $2.3 billion related to the Macatawa acquisition. Excess liquidity acquired in the Macatawa transaction enabled the Company to reduce brokered funding reliance by $858 million. Non-interest bearing deposits increased $708 million in the third quarter of 2024 as compared to the second quarter of 2024. Non-interest bearing deposits as a percentage of total deposits was 21% at September 30, 2024, June 30, 2024 and March 31, 2024. The Company's loans to deposits ratio was 91.6% on September 30, 2024 as compared to 93.0% as of June 30, 2024.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Table 1 through Table 3 in this report.

NET INTEREST INCOME

For the third quarter of 2024, net interest income totaled $502.6 million, an increase of $32.0 million as compared to the second quarter of 2024. The $32.0 million increase in net interest income in the third quarter of 2024 compared to the second quarter of 2024 was primarily due to a $3.1 billion increase in average earning assets, which included the addition of Macatawa in the third quarter. These benefits were partially offset by a one basis point decrease in the net interest margin.

Net interest margin was 3.49% (3.51% on a fully taxable-equivalent basis, non-GAAP) during the third quarter of 2024 compared to 3.50% (3.52% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2024. The net interest margin decrease as compared to the second quarter of 2024 was primarily due to a one basis point decrease in the yield on earning assets and one basis point decrease in the net free funds contribution. These declines were partially offset by a one basis point decrease in rate paid on interest-bearing liabilities. The one basis point decrease in yield on earnings assets in the third quarter of 2024 as compared to the second quarter of 2024 was primarily due to an increase in average interest-bearing cash as a percentage of average quarterly earning assets associated with the Macatawa acquisition. The one basis point decrease in the rate paid on interest-bearing liabilities in the third quarter of 2024 as compared to the second quarter of 2024 was primarily due to a one basis point decrease in rate paid on interest-bearing deposits.

For more information regarding net interest income, see Table 4 through Table 8 in this report.

ASSET QUALITY

The allowance for credit losses totaled $436.2 million as of September 30, 2024, relatively unchanged compared to $437.6 million as of June 30, 2024. A provision for credit losses totaling $22.3 million was recorded for the third quarter of 2024 as compared to $40.1 million recorded in the second quarter of 2024. Provision for credit losses in the third quarter of 2024 included Day 1 provision for credit losses of approximately $15.5 million related to the Macatawa acquisition. The lower provision for credit losses recognized in the third quarter of 2024 compared to the second quarter of 2024 was primarily attributable to lower required specific reserves on nonaccrual loans, improved forecasted macroeconomic conditions, and, to a lesser extent, portfolio changes related to improved risk rating mix and shorter life of loan. For more information regarding the allowance for credit losses and provision for credit losses, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses accounting standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets as of the reporting date. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in each portfolio as of September 30, 2024, June 30, 2024, and March 31, 2024 is shown on Table 12 of this report.

Net charge-offs totaled $26.7 million in the third quarter of 2024, a decrease of $3.3 million as compared to $30.0 million of net charge-offs in the second quarter of 2024. Approximately $18.3 million of charge-offs in the current quarter were previously reserved for in the second quarter of 2024. Net charge-offs as a percentage of average total loans were 23 basis points in the third quarter of 2024 on an annualized basis compared to 28 basis points on an annualized basis in the second quarter of 2024. For more information regarding net charge-offs, see Table 10 in this report.

The Company’s delinquency rates remain low and manageable. For more information regarding past due loans, see Table 13 in this report.

Non-performing assets totaled $193.4 million and comprised 0.30% of total assets as of September 30, 2024, as compared to $194.0 million, or 0.32% of total assets, as of June 30, 2024. Non-performing loans totaled $179.7 million and comprised 0.38% of total loans at September 30, 2024, as compared to $174.3 million and 0.39% of total loans at June 30, 2024. The increase in the third quarter of 2024 was primarily due to an increase in certain credits within the commercial portfolios becoming nonaccrual. For more information regarding non-performing assets, see Table 14 in this report.

Credit metrics remained stable and at relatively low levels in the third quarter of 2024.

NON-INTEREST INCOME

Wealth management revenue increased by $1.8 million in the third quarter of 2024 as compared to the second quarter of 2024 primarily due to the Macatawa acquisition and increased asset management fees from higher assets under management during the period. Wealth management revenue is comprised of the trust and asset management revenue of Wintrust Private Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue decreased by $13.2 million in the third quarter of 2024 as compared to the second quarter of 2024 primarily due to $11.4 million unfavorable MSR related revenues, net of servicing hedge, in the third quarter of 2024 compared to $2.8 million favorable MSRs related revenue in the second quarter of 2024 and slightly decreased production revenue due to reduced production margin. This was partially offset by a favorable adjustment to the Company’s held-for-sale portfolio of early buy-out exercised loans guaranteed by U.S. government agencies, which are held at fair value, of $3.5 million in the third quarter of 2024 compared to a $642,000 favorable adjustment in the second quarter of 2024. The Company monitors the relationship of these assets and seeks to minimize the earnings impact of fair value changes. For more information regarding mortgage banking revenue, see Table 16 in this report.

The Company recognized $3.2 million in net gains on investment securities in the third quarter of 2024 as compared to $4.3 million in net losses in the second quarter of 2024. The net gains in the third quarter of 2024 were primarily the result of unrealized gains on the Company’s equity investment securities with a readily determinable fair value.

Fees from covered call options decreased by $1.1 million in the third quarter of 2024 as compared to the second quarter of 2024. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio. These option transactions are designed to mitigate overall interest rate risk and do not qualify as hedges pursuant to accounting guidance.

Other income decreased by $5.1 million in the third quarter of 2024 compared to the second quarter of 2024 primarily due to a gain recognized in the second quarter of 2024 associated with our property and casualty insurance premium finance receivable loan sale transaction.

For more information regarding non-interest income, see Table 15 in this report.

NON-INTEREST EXPENSE

Non-interest expenses totaled $360.7 million in the third quarter of 2024, increasing $20.3 million as compared to $340.4 million in the second quarter of 2024. The Macatawa acquisition impacted this increase by approximately $10.1 million of non-interest expense associated with Macatawa, which included $3.0 million in amortization of other acquisition-related intangible assets in the third quarter of 2024.

Salaries and employee benefits expense increased by $12.7 million in the third quarter of 2024 as compared to the second quarter of 2024. The $12.7 million increase is primarily related to higher incentive compensation expense due to elevated bonus accruals in the third quarter of 2024 as well as increased salaries expense due to the Macatawa acquisition and additional staffing to support the Company’s growth.

Software and equipment expense increased $2.3 million in the third quarter of 2024 as compared to the second quarter of 2024 primarily due to software expense relating to upgrading and maintenance of information technology and security infrastructure as well as the Macatawa acquisition.

Advertising and marketing expenses in the third quarter of 2024 totaled $18.2 million, which is a $803,000 increase as compared to the second quarter of 2024. Marketing costs are incurred to promote the Company’s brand, commercial banking capabilities and the Company’s various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company’s non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors. Generally, these expenses are elevated in the second and third quarters of each year.

For more information regarding non-interest expense, see Table 17 in this report.

INCOME TAXES

The Company recorded income tax expense of $62.7 million in the third quarter compared to $59.0 million in the second quarter of 2024. The effective tax rates were 26.95% in the third quarter of 2024 compared to 27.90% in the second quarter of 2024. The effective tax rates were impacted by an overall lower level of provision for state income tax expense in the comparable periods.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the third quarter of 2024, the community banking unit expanded its commercial, commercial real estate and residential real estate loan portfolios.

Mortgage banking revenue was $16.0 million for the third quarter of 2024, a decrease of $13.2 million as compared to the second quarter of 2024, primarily due to $11.4 million unfavorable MSR related revenues, net of servicing hedge, in the third quarter of 2024 compared to $2.8 million favorable MSRs related revenue in the second quarter of 2024 and slightly decreased production revenue due to reduced production margin. This was partially offset by a favorable adjustment to the Company’s held-for-sale portfolio of early buy-out exercised loans guaranteed by U.S. government agencies, which are held at fair value, of $3.5 million in the third quarter of 2024 compared to a $642,000 favorable adjustment in the second quarter of 2024. Service charges on deposit accounts totaled $16.4 million in the third quarter of 2024, which was relatively stable compared to the second quarter of 2024. The Company’s gross commercial and commercial real estate loan pipelines remained solid as of September 30, 2024 indicating momentum for expected continued loan growth in the fourth quarter of 2024.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolios were $4.8 billion during the third quarter of 2024. Average balances increased by $259.8 million, as compared to the second quarter of 2024. The Company’s leasing portfolio balance remained stable in the third quarter of 2024, with its portfolio of assets, including capital leases, loans and equipment on operating leases, totaling $3.7 billion as of September 30, 2024 and June 30, 2024. Revenues from the Company’s out-sourced administrative services business were $1.5 million in the third quarter of 2024, which was relatively stable compared to the second quarter of 2024.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, and securities brokerage services. See “Items Impacting Comparative Results,” regarding the sale of the Company’s Retirement Benefits Advisors (“RBA”) division during the first quarter of 2024. Wealth management revenue totaled $37.2 million in the third quarter of 2024, relatively stable as compared to the second quarter of 2024. At September 30, 2024, the Company’s wealth management subsidiaries had approximately $51.1 billion of assets under administration, which included $8.0 billion of assets owned by the Company and its subsidiary banks.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Business Combination

On August 1, 2024, the Company completed its previously announced acquisition of Macatawa, the parent company of Macatawa Bank. In conjunction with the completed acquisition, the Company issued approximately 4.7 million shares of common stock. Macatawa operates 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties in the state of Michigan. Macatawa offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities. As of August 1, 2024, Macatawa had approximately $2.9 billion in assets, $2.3 billion in deposits and $1.3 billion in loans. The Company preliminarily recorded goodwill of approximately $144.6 million on the purchase.

Division Sale

In the first quarter of 2024, the Company sold its RBA division and recorded a gain of approximately $20.0 million in other non-interest income from the sale.

Business Combination

On April 3, 2023, the Company completed its acquisition of Rothschild & Co Asset Management US Inc. and Rothschild & Co Risk Based Investments LLC from Rothschild & Co North America Inc. As the transaction was determined to be a business combination, the Company recorded goodwill of approximately $2.6 million on the purchase.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the third quarter of 2024, as compared to the second quarter of 2024 (sequential quarter) and third quarter of 2023 (linked quarter), are shown in the table below:

				% or (1) basis point (bp) change from 2nd Quarter 2024	% or basis point (bp) change from 3rd Quarter 2023
	Three Months Ended
(Dollars in thousands, except per share data)	Sep 30, 2024	Jun 30, 2024	Sep 30, 2023
Net income	$170,001	$152,388	$164,198	12%	4%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	255,043	251,404	244,781	1	4
Net income per common share – Diluted	2.47	2.32	2.53	6	(2)
Cash dividends declared per common share	0.45	0.45	0.40	—	13
Net revenue (3)	615,730	591,757	574,836	4	7
Net interest income	502,583	470,610	462,358	7	9
Net interest margin	3.49%	3.50%	3.60%	(1) bps	(11)	bps
Net interest margin – fully taxable-equivalent (non-GAAP) (2)	3.51	3.52	3.62	(1)	(11)
Net overhead ratio (4)	1.62	1.53	1.59	9	3
Return on average assets	1.11	1.07	1.20	4	(9)
Return on average common equity	11.63	11.61	13.35	2	(172)
Return on average tangible common equity (non-GAAP) (2)	13.92	13.49	15.73	43	(181)
At end of period
Total assets	$63,788,424	$59,781,516	$55,555,246	27%	15%
Total loans (5)	47,067,447	44,675,531	41,446,032	21	14
Total deposits	51,404,966	48,049,026	44,992,686	28	14
Total shareholders’ equity	6,399,714	5,536,628	5,015,613	62	28
(1)Period-end balance sheet percentage changes are annualized.
(2)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Selected Financial Condition Data (at end of period):
Total assets	$63,788,424	$59,781,516	$57,576,933	$56,259,934	$55,555,246
Total loans (1)	47,067,447	44,675,531	43,230,706	42,131,831	41,446,032
Total deposits	51,404,966	48,049,026	46,448,858	45,397,170	44,992,686
Total shareholders’ equity	6,399,714	5,536,628	5,436,400	5,399,526	5,015,613
Selected Statements of Income Data:
Net interest income	$502,583	$470,610	$464,194	$469,974	$462,358	$1,437,387	$1,367,890
Net revenue (2)	615,730	591,757	604,774	570,803	574,836	1,812,261	1,701,167
Net income	170,001	152,388	187,294	123,480	164,198	509,683	499,146
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	255,043	251,404	271,629	208,151	244,781	778,076	751,320
Net income per common share – Basic	2.51	2.35	2.93	1.90	2.57	7.79	7.82
Net income per common share – Diluted	2.47	2.32	2.89	1.87	2.53	7.67	7.71
Cash dividends declared per common share	0.45	0.45	0.45	0.40	0.40	1.35	1.20
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.49%	3.50%	3.57%	3.62%	3.60%	3.52%	3.68%
Net interest margin – fully taxable-equivalent (non-GAAP) (3)	3.51	3.52	3.59	3.64	3.62	3.54	3.70
Non-interest income to average assets	0.74	0.85	1.02	0.73	0.82	0.86	0.84
Non-interest expense to average assets	2.36	2.38	2.41	2.62	2.41	2.38	2.39
Net overhead ratio (4)	1.62	1.53	1.39	1.89	1.59	1.52	1.55
Return on average assets	1.11	1.07	1.35	0.89	1.20	1.17	1.26
Return on average common equity	11.63	11.61	14.42	9.93	13.35	12.52	13.91
Return on average tangible common equity (non-GAAP) (3)	13.92	13.49	16.75	11.73	15.73	14.69	16.43
Average total assets	$60,915,283	$57,493,184	$55,602,695	$55,017,075	$54,381,981	$58,014,347	$53,028,199
Average total shareholders’ equity	5,990,429	5,450,173	5,440,457	5,066,196	5,083,883	5,628,346	5,008,648
Average loans to average deposits ratio	93.8%	95.1%	94.5%	92.9%	92.4%	94.5%	93.2%
Period-end loans to deposits ratio	91.6	93.0	93.1	92.8	92.1
Common Share Data at end of period:
Market price per common share	$108.53	$98.56	$104.39	$92.75	$75.50
Book value per common share	90.06	82.97	81.38	81.43	75.19
Tangible book value per common share (non-GAAP) (3)	76.15	72.01	70.40	70.33	64.07
Common shares outstanding	66,481,543	61,760,139	61,736,715	61,243,626	61,222,058
Other Data at end of period:
Common equity to assets ratio	9.4%	8.6%	8.7%	8.9%	8.3%
Tangible common equity ratio (non-GAAP)(3)	8.1	7.5	7.6	7.7	7.1
Tier 1 leverage ratio (5)	9.4	9.3	9.4	9.3	9.2
Risk-based capital ratios:
Tier 1 capital ratio (5)	10.5	10.3	10.3	10.3	10.2
Common equity tier 1 capital ratio (5)	9.8	9.5	9.5	9.4	9.3
Total capital ratio (5)	12.2	12.1	12.2	12.1	12.0
Allowance for credit losses (6)	$436,193	$437,560	$427,504	$427,612	$399,531
Allowance for loan and unfunded lending-related commitment losses to total loans	0.93%	0.98%	0.99%	1.01%	0.96%
Number of:
Bank subsidiaries	16	15	15	15	15
Banking offices	203	177	176	174	174
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue is net interest income plus non-interest income.
(3)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes the allowance for loan losses, the allowance for unfunded lending-related commitments and the allowance for held-to-maturity securities losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2024	2024	2024	2023	2023
Assets
Cash and due from banks	$725,465	$415,462	$379,825	$423,404	$418,088
Federal funds sold and securities purchased under resale agreements	5,663	62	61	60	60
Interest-bearing deposits with banks	3,648,117	2,824,314	2,131,077	2,084,323	2,448,570
Available-for-sale securities, at fair value	3,912,232	4,329,957	4,387,598	3,502,915	3,611,835
Held-to-maturity securities, at amortized cost	3,677,420	3,755,924	3,810,015	3,856,916	3,909,150
Trading account securities	3,472	4,134	2,184	4,707	1,663
Equity securities with readily determinable fair value	125,310	112,173	119,777	139,268	134,310
Federal Home Loan Bank and Federal Reserve Bank stock	266,908	256,495	224,657	205,003	204,040
Brokerage customer receivables	16,662	13,682	13,382	10,592	14,042
Mortgage loans held-for-sale, at fair value	461,067	411,851	339,884	292,722	304,808
Loans, net of unearned income	47,067,447	44,675,531	43,230,706	42,131,831	41,446,032
Allowance for loan losses	(360,279)	(363,719)	(348,612)	(344,235)	(315,039)
Net loans	46,707,168	44,311,812	42,882,094	41,787,596	41,130,993
Premises, software and equipment, net	772,002	722,295	744,769	748,966	747,501
Lease investments, net	270,171	275,459	283,557	281,280	275,152
Accrued interest receivable and other assets	1,721,090	1,671,334	1,580,142	1,551,899	1,674,681
Trade date securities receivable	551,031	—	—	690,722	—
Goodwill	800,780	655,955	656,181	656,672	656,109
Other acquisition-related intangible assets	123,866	20,607	21,730	22,889	24,244
Total assets	$63,788,424	$59,781,516	$57,576,933	$56,259,934	$55,555,246
Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$10,739,132	$10,031,440	$9,908,183	$10,420,401	$10,347,006
Interest-bearing	40,665,834	38,017,586	36,540,675	34,976,769	34,645,680
Total deposits	51,404,966	48,049,026	46,448,858	45,397,170	44,992,686
Federal Home Loan Bank advances	3,171,309	3,176,309	2,676,751	2,326,071	2,326,071
Other borrowings	647,043	606,579	575,408	645,813	643,999
Subordinated notes	298,188	298,113	437,965	437,866	437,731
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Accrued interest payable and other liabilities	1,613,638	1,861,295	1,747,985	1,799,922	1,885,580
Total liabilities	57,388,710	54,244,888	52,140,533	50,860,408	50,539,633
Shareholders’ Equity:
Preferred stock	412,500	412,500	412,500	412,500	412,500
Common stock	66,546	61,825	61,798	61,269	61,244
Surplus	2,470,228	1,964,645	1,954,532	1,943,806	1,933,226
Treasury stock	(6,098)	(5,760)	(5,757)	(2,217)	(1,966)
Retained earnings	3,748,715	3,615,616	3,498,475	3,345,399	3,253,332
Accumulated other comprehensive loss	(292,177)	(512,198)	(485,148)	(361,231)	(642,723)
Total shareholders’ equity	6,399,714	5,536,628	5,436,400	5,399,526	5,015,613
Total liabilities and shareholders’ equity	$63,788,424	$59,781,516	$57,576,933	$56,259,934	$55,555,246

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Nine Months Ended
(Dollars in thousands, except per share data)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Interest income
Interest and fees on loans	$794,163	$749,812	$710,341	$694,943	$666,260	$2,254,316	$1,846,009
Mortgage loans held-for-sale	6,233	5,434	4,146	4,318	4,767	15,813	12,473
Interest-bearing deposits with banks	32,608	19,731	16,658	21,762	26,866	68,997	57,216
Federal funds sold and securities purchased under resale agreements	277	17	19	578	1,157	313	1,228
Investment securities	69,592	69,779	69,678	68,237	59,164	209,049	170,350
Trading account securities	11	13	18	15	6	42	26
Federal Home Loan Bank and Federal Reserve Bank stock	5,451	4,974	4,478	3,792	3,896	14,903	11,120
Brokerage customer receivables	269	219	175	203	284	663	844
Total interest income	908,604	849,979	805,513	793,848	762,400	2,564,096	2,099,266
Interest expense
Interest on deposits	362,019	335,703	299,532	285,390	262,783	997,254	621,080
Interest on Federal Home Loan Bank advances	26,254	24,797	22,048	18,316	17,436	73,099	53,970
Interest on other borrowings	9,013	8,700	9,248	9,557	9,384	26,961	25,723
Interest on subordinated notes	3,712	5,185	5,487	5,522	5,491	14,384	16,502
Interest on junior subordinated debentures	5,023	4,984	5,004	5,089	4,948	15,011	14,101
Total interest expense	406,021	379,369	341,319	323,874	300,042	1,126,709	731,376
Net interest income	502,583	470,610	464,194	469,974	462,358	1,437,387	1,367,890
Provision for credit losses	22,334	40,061	21,673	42,908	19,923	84,068	71,482
Net interest income after provision for credit losses	480,249	430,549	442,521	427,066	442,435	1,353,319	1,296,408
Non-interest income
Wealth management	37,224	35,413	34,815	33,275	33,529	107,452	97,332
Mortgage banking	15,974	29,124	27,663	7,433	27,395	72,761	75,640
Service charges on deposit accounts	16,430	15,546	14,811	14,522	14,217	46,787	40,728
Gains (losses) on investment securities, net	3,189	(4,282)	1,326	2,484	(2,357)	233	(959)
Fees from covered call options	988	2,056	4,847	4,679	4,215	7,891	17,184
Trading (losses) gains, net	(130)	70	677	(505)	728	617	1,647
Operating lease income, net	15,335	13,938	14,110	14,162	13,863	43,383	39,136
Other	24,137	29,282	42,331	24,779	20,888	95,750	62,569
Total non-interest income	113,147	121,147	140,580	100,829	112,478	374,874	333,277
Non-interest expense
Salaries and employee benefits	211,261	198,541	195,173	193,971	192,338	604,975	554,042
Software and equipment	31,574	29,231	27,731	27,779	25,951	88,536	76,853
Operating lease equipment	10,518	10,834	10,683	10,694	12,020	32,035	31,669
Occupancy, net	19,945	19,585	19,086	18,102	21,304	58,616	58,966
Data processing	9,984	9,503	9,292	8,892	10,773	28,779	29,908
Advertising and marketing	18,239	17,436	13,040	17,166	18,169	48,715	47,909
Professional fees	9,783	9,967	9,553	8,768	8,887	29,303	25,990
Amortization of other acquisition-related intangible assets	4,042	1,122	1,158	1,356	1,408	6,322	4,142
FDIC insurance	10,512	10,429	14,537	43,677	9,748	35,478	27,425
OREO expenses, net	(938)	(259)	392	(1,559)	120	(805)	31
Other	35,767	33,964	32,500	33,806	29,337	102,231	92,912
Total non-interest expense	360,687	340,353	333,145	362,652	330,055	1,034,185	949,847
Income before taxes	232,709	211,343	249,956	165,243	224,858	694,008	679,838
Income tax expense	62,708	58,955	62,662	41,763	60,660	184,325	180,692
Net income	$170,001	$152,388	$187,294	$123,480	$164,198	$509,683	$499,146
Preferred stock dividends	6,991	6,991	6,991	6,991	6,991	20,973	20,973
Net income applicable to common shares	$163,010	$145,397	$180,303	$116,489	$157,207	$488,710	$478,173
Net income per common share - Basic	$2.51	$2.35	$2.93	$1.90	$2.57	$7.79	$7.82
Net income per common share - Diluted	$2.47	$2.32	$2.89	$1.87	$2.53	$7.67	$7.71
Cash dividends declared per common share	$0.45	$0.45	$0.45	$0.40	$0.40	$1.35	$1.20
Weighted average common shares outstanding	64,888	61,839	61,481	61,236	61,213	62,743	61,119
Dilutive potential common shares	1,053	926	928	1,166	964	934	888
Average common shares and dilutive common shares	65,941	62,765	62,409	62,402	62,177	63,677	62,007

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Dec 31, 2023 (1)	Sep 30, 2023
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. government agencies	$314,693	$281,103	$193,064	$155,529	$190,511	NM	65%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. government agencies	146,374	130,748	146,820	137,193	114,297	9	28
Total mortgage loans held-for-sale	$461,067	$411,851	$339,884	$292,722	$304,808	77%	51%

Core loans:
Commercial
Commercial and industrial	$6,768,382	$6,226,336	$6,105,968	$5,804,629	$5,894,732	22%	15%
Asset-based lending	1,709,685	1,465,867	1,355,255	1,433,250	1,396,591	26	22
Municipal	827,125	747,357	721,526	677,143	676,915	30	22
Leases	2,443,721	2,439,128	2,344,295	2,208,368	2,109,628	14	16
PPP loans	6,301	9,954	11,036	11,533	13,744	(61)	(54)
Commercial real estate
Residential construction	73,088	55,019	57,558	58,642	51,550	33	42
Commercial construction	1,984,240	1,866,701	1,748,607	1,729,937	1,547,322	20	28
Land	346,362	338,831	344,149	295,462	294,901	23	17
Office	1,675,286	1,585,312	1,566,748	1,455,417	1,422,748	20	18
Industrial	2,527,932	2,307,455	2,190,200	2,135,876	2,057,957	25	23
Retail	1,404,586	1,365,753	1,366,415	1,337,517	1,341,451	7	5
Multi-family	3,193,339	2,988,940	2,922,432	2,815,911	2,710,829	18	18
Mixed use and other	1,588,584	1,439,186	1,437,328	1,515,402	1,519,422	6	5
Home equity	427,043	356,313	340,349	343,976	343,258	32	24
Residential real estate
Residential real estate loans for investment	3,252,649	2,933,157	2,746,916	2,619,083	2,538,630	32	28
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. government agencies	92,355	88,503	90,911	92,780	97,911	(1)	(6)
Residential mortgage loans, early buy-out exercised loans guaranteed by U.S. government agencies	43,034	45,675	52,439	57,803	71,062	(34)	(39)
Total core loans	$28,363,712	$26,259,487	$25,402,132	$24,592,729	$24,088,651	20%	18%

Niche loans:
Commercial
Franchise	$1,191,686	$1,150,460	$1,122,302	$1,092,532	$1,074,162	12%	11%
Mortgage warehouse lines of credit	750,462	593,519	403,245	230,211	245,450	302	206
Community Advantage - homeowners association	501,645	491,722	475,832	452,734	424,054	14	18
Insurance agency lending	1,048,686	1,030,119	964,022	921,653	890,197	18	18
Premium Finance receivables
U.S. property & casualty insurance	6,253,271	6,142,654	6,113,993	5,983,103	5,815,346	6	8
Canada property & casualty insurance	878,410	958,099	826,026	920,426	907,401	(6)	(3)
Life insurance	7,996,899	7,962,115	7,872,033	7,877,943	7,931,808	2	1
Consumer and other	82,676	87,356	51,121	60,500	68,963	49	20
Total niche loans	$18,703,735	$18,416,044	$17,828,574	$17,539,102	$17,357,381	9%	8%

Total loans, net of unearned income	$47,067,447	$44,675,531	$43,230,706	$42,131,831	$41,446,032	16%	14%
(1)Annualized.

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2024 (1)	Sep 30, 2023
Balance:
Non-interest-bearing	$10,739,132	$10,031,440	$9,908,183	$10,420,401	$10,347,006	28%	4%
NOW and interest-bearing demand deposits	5,466,932	5,053,909	5,720,947	5,797,649	6,006,114	33	(9)
Wealth management deposits (2)	1,303,354	1,490,711	1,347,817	1,614,499	1,788,099	(50)	(27)
Money market	17,713,726	16,320,017	15,617,717	15,149,215	14,478,504	34	22
Savings	6,183,249	5,882,179	5,959,774	5,790,334	5,584,294	20	11
Time certificates of deposit	9,998,573	9,270,770	7,894,420	6,625,072	6,788,669	31	47
Total deposits	$51,404,966	$48,049,026	$46,448,858	$45,397,170	$44,992,686	28%	14%
Mix:
Non-interest-bearing	21%	21%	21%	23%	23%
NOW and interest-bearing demand deposits	11	11	12	13	13
Wealth management deposits (2)	3	3	3	4	4
Money market	34	34	34	33	32
Savings	12	12	13	13	13
Time certificates of deposit	19	19	17	14	15
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC (“CDEC”), and trust and asset management customers of the Company.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of September 30, 2024

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit
1-3 months	$3,125,473	4.71%
4-6 months	3,238,465	4.55
7-9 months	2,624,913	4.39
10-12 months	619,340	4.05
13-18 months	239,018	3.48
19-24 months	89,361	2.82
24+ months	62,003	2.29
Total	$9,998,573	4.47%

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2024	2024	2024	2023	2023
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$2,413,728	$1,485,481	$1,254,332	$1,682,176	$2,053,568
Investment securities (2)	8,276,576	8,203,764	8,349,796	7,971,068	7,706,285
FHLB and FRB stock	263,707	253,614	230,648	204,593	201,252
Liquidity management assets (3)	$10,954,011	$9,942,859	$9,834,776	$9,857,837	$9,961,105
Other earning assets (3)(4)	17,542	15,257	15,081	14,821	17,879
Mortgage loans held-for-sale	376,251	347,236	290,275	279,569	319,099
Loans, net of unearned income (3)(5)	45,920,586	43,819,354	42,129,893	41,361,952	40,707,042
Total earning assets (3)	$57,268,390	$54,124,706	$52,270,025	$51,514,179	$51,005,125
Allowance for loan and investment security losses	(383,736)	(360,504)	(361,734)	(329,441)	(319,491)
Cash and due from banks	467,333	434,916	450,267	443,989	459,819
Other assets	3,563,296	3,294,066	3,244,137	3,388,348	3,236,528
Total assets	$60,915,283	$57,493,184	$55,602,695	$55,017,075	$54,381,981

NOW and interest-bearing demand deposits	$5,174,673	$4,985,306	$5,680,265	$5,868,976	$5,815,155
Wealth management deposits	1,362,747	1,531,865	1,510,203	1,704,099	1,512,765
Money market accounts	16,436,111	15,272,126	14,474,492	14,212,320	14,155,446
Savings accounts	6,096,746	5,878,844	5,792,118	5,676,155	5,472,535
Time deposits	9,598,109	8,546,172	7,148,456	6,645,980	6,495,906
Interest-bearing deposits	$38,668,386	$36,214,313	$34,605,534	$34,107,530	$33,451,807
Federal Home Loan Bank advances	3,178,973	3,096,920	2,728,849	2,326,073	2,241,292
Other borrowings	622,792	587,262	627,711	633,673	657,454
Subordinated notes	298,135	410,331	437,893	437,785	437,658
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	$43,021,852	$40,562,392	$38,653,553	$37,758,627	$37,041,777
Non-interest-bearing deposits	10,271,613	9,879,134	9,972,646	10,406,585	10,612,009
Other liabilities	1,631,389	1,601,485	1,536,039	1,785,667	1,644,312
Equity	5,990,429	5,450,173	5,440,457	5,066,196	5,083,883
Total liabilities and shareholders’ equity	$60,915,283	$57,493,184	$55,602,695	$55,017,075	$54,381,981

Net free funds/contribution (6)	$14,246,538	$13,562,314	$13,616,472	$13,755,552	$13,963,348
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)Other earning assets include brokerage customer receivables and trading account securities.
(5)Loans, net of unearned income, include non-accrual loans.
(6)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2024	2024	2024	2023	2023
Interest income:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	$32,885	$19,748	$16,677	$22,340	$28,022
Investment securities	70,260	70,346	70,228	68,812	59,737
FHLB and FRB stock	5,451	4,974	4,478	3,792	3,896
Liquidity management assets (1)	$108,596	$95,068	$91,383	$94,944	$91,655
Other earning assets (1)	282	235	198	222	291
Mortgage loans held-for-sale	6,233	5,434	4,146	4,318	4,767
Loans, net of unearned income (1)	796,637	752,117	712,587	697,093	668,183
Total interest income	$911,748	$852,854	$808,314	$796,577	$764,896

Interest expense:
NOW and interest-bearing demand deposits	$30,971	$32,719	$34,896	$38,124	$36,001
Wealth management deposits	10,158	10,294	10,461	12,076	9,350
Money market accounts	167,382	155,100	137,984	130,252	124,742
Savings accounts	42,892	41,063	39,071	36,463	31,784
Time deposits	110,616	96,527	77,120	68,475	60,906
Interest-bearing deposits	$362,019	$335,703	$299,532	$285,390	$262,783
Federal Home Loan Bank advances	26,254	24,797	22,048	18,316	17,436
Other borrowings	9,013	8,700	9,248	9,557	9,384
Subordinated notes	3,712	5,185	5,487	5,522	5,491
Junior subordinated debentures	5,023	4,984	5,004	5,089	4,948
Total interest expense	$406,021	$379,369	$341,319	$323,874	$300,042

Less: Fully taxable-equivalent adjustment	(3,144)	(2,875)	(2,801)	(2,729)	(2,496)
Net interest income (GAAP) (2)	502,583	470,610	464,194	469,974	462,358
Fully taxable-equivalent adjustment	3,144	2,875	2,801	2,729	2,496
Net interest income, fully taxable-equivalent (non-GAAP) (2)	$505,727	$473,485	$466,995	$472,703	$464,854
(1)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(2)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Yield earned on:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	5.42%	5.35%	5.35%	5.27%	5.41%
Investment securities	3.38	3.45	3.38	3.42	3.08
FHLB and FRB stock	8.22	7.89	7.81	7.35	7.68
Liquidity management assets	3.94%	3.85%	3.74%	3.82%	3.65%
Other earning assets	6.38	6.23	5.25	5.92	6.47
Mortgage loans held-for-sale	6.59	6.29	5.74	6.13	5.93
Loans, net of unearned income	6.90	6.90	6.80	6.69	6.51
Total earning assets	6.33%	6.34%	6.22%	6.13%	5.95%

Rate paid on:
NOW and interest-bearing demand deposits	2.38%	2.64%	2.47%	2.58%	2.46%
Wealth management deposits	2.97	2.70	2.79	2.81	2.45
Money market accounts	4.05	4.08	3.83	3.64	3.50
Savings accounts	2.80	2.81	2.71	2.55	2.30
Time deposits	4.58	4.54	4.34	4.09	3.72
Interest-bearing deposits	3.72%	3.73%	3.48%	3.32%	3.12%
Federal Home Loan Bank advances	3.29	3.22	3.25	3.12	3.09
Other borrowings	5.76	5.96	5.92	5.98	5.66
Subordinated notes	4.95	5.08	5.04	5.00	4.98
Junior subordinated debentures	7.88	7.91	7.94	7.96	7.74
Total interest-bearing liabilities	3.75%	3.76%	3.55%	3.40%	3.21%

Interest rate spread (1)(2)	2.58%	2.58%	2.67%	2.73%	2.74%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (3)	0.93	0.94	0.92	0.91	0.88
Net interest margin (GAAP) (2)	3.49%	3.50%	3.57%	3.62%	3.60%
Fully taxable-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (2)	3.51%	3.52%	3.59%	3.64%	3.62%
(1)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(2)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for nine months ended,		Interest for nine months ended,		Yield/Rate for nine months ended,
(Dollars in thousands)	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$1,720,387	$1,584,120	$69,310	$58,443	5.38%	4.93%
Investment securities (2)	8,276,711	7,637,612	210,834	172,025	3.40	3.01
FHLB and FRB stock	249,375	219,442	14,903	11,120	7.98	6.77
Liquidity management assets (3)(4)	$10,246,473	$9,441,174	$295,047	$241,588	3.85%	3.42%
Other earning assets (3)(4)(5)	15,966	17,906	715	876	5.98	6.54
Mortgage loans held-for-sale	338,061	299,426	15,813	12,473	6.25	5.57
Loans, net of unearned income (3)(4)(6)	43,963,779	39,974,840	2,261,341	1,851,686	6.87	6.19
Total earning assets (4)	$54,564,279	$49,733,346	$2,572,916	$2,106,623	6.30%	5.66%
Allowance for loan and investment security losses	(368,713)	(301,742)
Cash and due from banks	450,899	476,490
Other assets	3,367,882	3,120,105
Total assets	$58,014,347	$53,028,199

NOW and interest-bearing demand deposits	$5,279,697	$5,544,488	$98,586	$83,949	2.49%	2.02%
Wealth management deposits	1,467,886	1,739,427	30,913	30,705	2.81	2.36
Money market accounts	15,398,045	13,480,887	460,466	299,649	3.99	2.97
Savings accounts	5,923,205	5,172,174	123,026	73,203	2.77	1.89
Time deposits	8,435,172	5,718,850	284,263	133,574	4.50	3.12
Interest-bearing deposits	$36,504,005	$31,655,826	$997,254	$621,080	3.65%	2.62%
Federal Home Loan Bank advances	3,002,228	2,313,571	73,099	53,970	3.25	3.12
Other borrowings	612,627	628,915	26,961	25,723	5.88	5.47
Subordinated notes	381,813	437,543	14,384	16,502	5.03	5.04
Junior subordinated debentures	253,566	253,566	15,011	14,101	7.91	7.44
Total interest-bearing liabilities	$40,754,239	$35,289,421	$1,126,709	$731,376	3.69%	2.77%
Non-interest-bearing deposits	10,041,972	11,224,841
Other liabilities	1,589,790	1,505,289
Equity	5,628,346	5,008,648
Total liabilities and shareholders’ equity	$58,014,347	$53,028,199
Interest rate spread (4)(7)					2.61%	2.89%
Less: Fully taxable-equivalent adjustment			(8,820)	(7,357)	(0.02)	(0.02)
Net free funds/contribution (8)	$13,810,040	$14,443,925			0.93	0.81
Net interest income/margin (GAAP) (4)			$1,437,387	$1,367,890	3.52%	3.68%
Fully taxable-equivalent adjustment			8,820	7,357	0.02	0.02
Net interest income/margin, fully taxable-equivalent (non-GAAP) (4)			$1,446,207	$1,375,247	3.54%	3.70%
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(4)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(5)Other earning assets include brokerage customer receivables and trading account securities.
(6)Loans, net of unearned income, include non-accrual loans.
(7)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(8)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 8: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases and decreases of 100 and 200 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Sep 30, 2024	1.2%	1.1%	0.4%	(0.9)%
Jun 30, 2024	1.5	1.0	0.6	(0.0)
Mar 31, 2024	1.9	1.4	1.5	1.6
Dec 31, 2023	2.6	1.8	0.4	(0.7)
Sep 30, 2023	3.3	1.9	(2.0)	(5.2)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Sep 30, 2024	1.6%	1.2%	0.7%	0.5%
Jun 30, 2024	1.2	1.0	0.9	1.0
Mar 31, 2024	0.8	0.6	1.3	2.0
Dec 31, 2023	1.6	1.2	(0.3)	(1.5)
Sep 30, 2023	1.7	1.2	(0.5)	(2.4)

As shown above, the magnitude of potential changes in net interest income in various interest rate scenarios has continued to remain relatively neutral. Given the recent unprecedented rise in interest rates, the Company has made a conscious effort to reposition its exposure to changing interest rates given the uncertainty of the future interest rate environment. To this end, management has executed various derivative instruments including collars and receive fixed swaps to hedge variable rate loan exposures and originated a higher percentage of its loan originations in longer term fixed rate loans. The Company will continue to monitor current and projected interest rates and may execute additional derivatives to mitigate potential fluctuations in the net interest margin in future periods.

TABLE 9: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or contractual maturity period
As of September 30, 2024	One year or less	From one to five years	From five to fifteen years	After fifteen years	Total
(In thousands)
Commercial
Fixed rate	$442,214	$3,352,273	$1,914,643	$23,532	$5,732,662
Variable rate	9,513,446	1,585	—	—	9,515,031
Total commercial	$9,955,660	$3,353,858	$1,914,643	$23,532	$15,247,693
Commercial real estate
Fixed rate	$570,054	$2,866,473	$420,951	$55,521	$3,912,999
Variable rate	8,868,451	11,899	68	—	8,880,418
Total commercial real estate	$9,438,505	$2,878,372	$421,019	$55,521	$12,793,417
Home equity
Fixed rate	$8,588	$1,593	$—	$22	$10,203
Variable rate	416,840	—	—	—	416,840
Total home equity	$425,428	$1,593	$—	$22	$427,043
Residential real estate
Fixed rate	$7,088	$5,468	$75,934	$1,086,008	$1,174,498
Variable rate	92,075	512,374	1,609,091	—	2,213,540
Total residential real estate	$99,163	$517,842	$1,685,025	$1,086,008	$3,388,038
Premium finance receivables - property & casualty
Fixed rate	$7,049,022	$82,659	$—	$—	$7,131,681
Variable rate	—	—	—	—	—
Total premium finance receivables - property & casualty	$7,049,022	$82,659	$—	$—	$7,131,681
Premium finance receivables - life insurance
Fixed rate	$160,090	$444,534	$4,000	$4,654	$613,278
Variable rate	7,383,621	—	—	—	7,383,621
Total premium finance receivables - life insurance	$7,543,711	$444,534	$4,000	$4,654	$7,996,899
Consumer and other
Fixed rate	$17,226	$7,218	$841	$998	$26,283
Variable rate	56,393	—	—	—	56,393
Total consumer and other	$73,619	$7,218	$841	$998	$82,676

Total per category
Fixed rate	$8,254,282	$6,760,218	$2,416,369	$1,170,735	$18,601,604
Variable rate	26,330,826	525,858	1,609,159	—	28,465,843
Total loans, net of unearned income	$34,585,108	$7,286,076	$4,025,528	$1,170,735	$47,067,447
Less: Existing cash flow hedging derivatives	(6,000,000)
Less: Cash flow hedging derivatives effective in Q4 2024	(700,000)
Total loans repricing or maturing in one year or less, adjusted for cash flow hedging activity	$27,885,108

Variable Rate Loan Pricing by Index:
SOFR tenors					$17,155,288
12- month CMT					6,242,461
Prime					3,545,047
Fed Funds					951,119
Ameribor tenors					237,486
Other U.S. Treasury tenors					196,990
Other					137,452
Total variable rate					$28,465,843
SOFR - Secured Overnight Financing Rate.
CMT - Constant Maturity Treasury Rate.
Ameribor - American Interbank Offered Rate.

12M CMT
1M SOFR
PRIME
SOFR & CMT
PRIME
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
9/30/23
10/31/23
11/30/23
12/31/23
1/31/24
2/29/24
3/31/24
4/30/24
5/31/24
6/30/24
7/31/24
8/31/24
9/30/24

	9/30/2023	10/31/2023	11/30/2023	12/31/2023	1/31/2024	2/29/2024	3/31/2024	4/30/2024	5/31/2024	6/30/2024	7/31/2024	8/31/2024	9/30/2024
1M SOFR	5.32	5.32	5.34	5.35	5.33	5.32	5.33	5.32	5.33	5.34	5.34	5.20	4.85
12M CMT	5.46	5.44	5.16	4.79	4.73	5.01	5.03	5.25	5.18	5.09	4.73	4.38	3.98
Prime	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.00

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to SOFR and CMT indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates. Specifically, the Company has variable rate loans of $13.7 billion tied to one-month SOFR and $6.2 billion tied to twelve-month CMT. The above chart shows:

	Basis Point (bp) Change in
	1-month SOFR		12- month CMT		Prime
Third Quarter 2024	(49)	bps	(111)	bps	(50)	bps
Second Quarter 2024	1		6		0
First Quarter 2024	(2)		24		0
Fourth Quarter 2023	3		(67)		0
Third Quarter 2023	18		6		25

TABLE 10: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars in thousands)	2024	2024	2024	2023	2023	2024	2023
Allowance for credit losses at beginning of period	$437,560	$427,504	$427,612	$399,531	$387,786	$427,612	$357,936
Cumulative effect adjustment from the adoption of ASU 2022-02	—	—	—	—	—	—	741
Provision for credit losses - Other	6,787	40,061	21,673	42,908	19,923	68,521	71,482
Provision for credit losses - Day 1 on non-PCD assets acquired during the period	15,547	—	—	—	—	15,547	—
Initial allowance for credit losses recognized on PCD assets acquired during the period	3,004	—	—	—	—	3,004	—
Other adjustments	30	(19)	(31)	62	(60)	(20)	(15)
Charge-offs:
Commercial	22,975	9,584	11,215	5,114	2,427	43,774	10,599
Commercial real estate	95	15,526	5,469	5,386	1,713	21,090	9,842
Home equity	—	—	74	—	227	74	227
Residential real estate	—	23	38	114	78	61	78
Premium finance receivables - property & casualty	7,790	9,486	6,938	6,706	5,830	24,214	14,978
Premium finance receivables - life insurance	4	—	—	—	18	4	173
Consumer and other	154	137	107	148	184	398	447
Total charge-offs	31,018	34,756	23,841	17,468	10,477	89,615	36,344
Recoveries:
Commercial	649	950	479	592	1,162	2,078	2,059
Commercial real estate	30	90	31	92	243	151	368
Home equity	101	35	29	34	33	165	105
Residential real estate	5	8	2	10	1	15	11
Premium finance receivables - property & casualty	3,436	3,658	1,519	1,820	906	8,613	3,110
Premium finance receivables - life insurance	41	5	8	7	—	54	9
Consumer and other	21	24	23	24	14	68	69
Total recoveries	4,283	4,770	2,091	2,579	2,359	11,144	5,731
Net charge-offs	(26,735)	(29,986)	(21,750)	(14,889)	(8,118)	(78,471)	(30,613)
Allowance for credit losses at period end	$436,193	$437,560	$427,504	$427,612	$399,531	$436,193	$399,531

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.61%	0.25%	0.33%	0.14%	0.04%	0.41%	0.09%
Commercial real estate	0.00	0.53	0.19	0.19	0.05	0.23	0.12
Home equity	(0.10)	(0.04)	0.05	(0.04)	0.23	(0.03)	0.05
Residential real estate	0.00	0.00	0.01	0.02	0.01	0.00	0.00
Premium finance receivables - property & casualty	0.24	0.33	0.32	0.29	0.29	0.30	0.26
Premium finance receivables - life insurance	0.00	(0.00)	(0.00)	(0.00)	0.00	(0.00)	0.00
Consumer and other	0.63	0.56	0.42	0.58	0.65	0.54	0.60
Total loans, net of unearned income	0.23%	0.28%	0.21%	0.14%	0.08%	0.24	0.10%

Loans at period end	$47,067,447	$44,675,531	$43,230,706	$42,131,831	$41,446,032
Allowance for loan losses as a percentage of loans at period end	0.77%	0.81%	0.81%	0.82%	0.76%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.93	0.98	0.99	1.01	0.96

TABLE 11: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(In thousands)	2024	2024	2024	2023	2023	2024	2023
Provision for loan losses - Other	$6,782	$45,111	$26,159	$44,023	$20,717	$78,052	$74,753
Provision for credit losses - Day 1 on non-PCD assets acquired during the period	15,547	—	—	—	—	15,547	—
Provision for unfunded lending-related commitments losses - Other	17	(5,212)	(4,468)	(1,081)	(769)	(9,663)	(3,164)
Provision for held-to-maturity securities losses	(12)	162	(18)	(34)	(25)	132	(107)
Provision for credit losses	$22,334	$40,061	$21,673	$42,908	$19,923	$84,068	$71,482

Allowance for loan losses	$360,279	$363,719	$348,612	$344,235	$315,039
Allowance for unfunded lending-related commitments losses	75,435	73,350	78,563	83,030	84,111
Allowance for loan losses and unfunded lending-related commitments losses	435,714	437,069	427,175	427,265	399,150
Allowance for held-to-maturity securities losses	479	491	329	347	381
Allowance for credit losses	$436,193	$437,560	$427,504	$427,612	$399,531

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s loan portfolios as well as core and niche portfolios, as of September 30, 2024, June 30, 2024 and March 31, 2024.

	As of Sep 30, 2024			As of Jun 30, 2024			As of Mar 31, 2024
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other	$15,247,693	$171,598	1.13%	$14,154,462	$181,991	1.29%	$13,503,481	$166,518	1.23%
Commercial real estate:
Construction and development	2,403,690	97,949	4.07	2,260,551	93,154	4.12	2,150,314	96,052	4.47
Non-construction	10,389,727	133,195	1.28	9,686,646	130,574	1.35	9,483,123	130,000	1.37
Home equity	427,043	8,823	2.07	356,313	7,242	2.03	340,349	7,191	2.11
Residential real estate	3,388,038	9,745	0.29	3,067,335	8,773	0.29	2,890,266	13,701	0.47
Premium finance receivables
Property and casualty insurance	7,131,681	13,045	0.18	7,100,753	14,053	0.20	6,940,019	12,645	0.18
Life insurance	7,996,899	698	0.01	7,962,115	693	0.01	7,872,033	685	0.01
Consumer and other	82,676	661	0.80	87,356	589	0.67	51,121	383	0.75
Total loans, net of unearned income	$47,067,447	$435,714	0.93%	$44,675,531	$437,069	0.98%	$43,230,706	$427,175	0.99%

Total core loans (1)	$28,363,712	$396,394	1.40%	$26,259,487	$398,494	1.52%	$25,402,132	$382,372	1.51%
Total niche loans (1)	18,703,735	39,320	0.21	18,416,044	38,575	0.21	17,828,574	44,803	0.25

(1)See Table 1 for additional detail on core and niche loans.

TABLE 13: LOAN PORTFOLIO AGING

(In thousands)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023
Loan Balances:
Commercial
Nonaccrual	$63,826	$51,087	$31,740	$38,940	$43,569
90+ days and still accruing	20	304	27	98	200
60-89 days past due	32,560	16,485	30,248	19,488	22,889
30-59 days past due	46,057	36,358	77,715	85,743	35,681
Current	15,105,230	14,050,228	13,363,751	12,687,784	12,623,134
Total commercial	$15,247,693	$14,154,462	$13,503,481	$12,832,053	$12,725,473
Commercial real estate
Nonaccrual	$42,071	$48,289	$39,262	$35,459	$17,043
90+ days and still accruing	225	—	—	—	1,092
60-89 days past due	13,439	6,555	16,713	8,515	7,395
30-59 days past due	48,346	38,065	32,998	20,634	60,984
Current	12,689,336	11,854,288	11,544,464	11,279,556	10,859,666
Total commercial real estate	$12,793,417	$11,947,197	$11,633,437	$11,344,164	$10,946,180
Home equity
Nonaccrual	$1,122	$1,100	$838	$1,341	$1,363
90+ days and still accruing	—	—	—	—	—
60-89 days past due	1,035	275	212	62	219
30-59 days past due	2,580	1,229	1,617	2,263	1,668
Current	422,306	353,709	337,682	340,310	340,008
Total home equity	$427,043	$356,313	$340,349	$343,976	$343,258
Residential real estate
Early buy-out loans guaranteed by U.S. government agencies (1)	$135,389	$134,178	$143,350	$150,583	$168,973
Nonaccrual	17,959	18,198	17,901	15,391	16,103
90+ days and still accruing	—	—	—	—	—
60-89 days past due	6,364	1,977	—	2,325	1,145
30-59 days past due	2,160	130	24,523	22,942	904
Current	3,226,166	2,912,852	2,704,492	2,578,425	2,520,478
Total residential real estate	$3,388,038	$3,067,335	$2,890,266	$2,769,666	$2,707,603
Premium finance receivables - property & casualty
Nonaccrual	$36,079	$32,722	$32,648	$27,590	$26,756
90+ days and still accruing	18,235	22,427	25,877	20,135	16,253
60-89 days past due	18,740	29,925	15,274	23,236	16,552
30-59 days past due	30,204	45,927	59,729	50,437	31,919
Current	7,028,423	6,969,752	6,806,491	6,782,131	6,631,267
Total Premium finance receivables - property & casualty	$7,131,681	$7,100,753	$6,940,019	$6,903,529	$6,722,747
Premium finance receivables - life insurance
Nonaccrual	$—	$—	$—	$—	$—
90+ days and still accruing	—	—	—	—	10,679
60-89 days past due	10,902	4,118	32,482	16,206	41,894
30-59 days past due	74,432	17,693	100,137	45,464	14,972
Current	7,911,565	7,940,304	7,739,414	7,816,273	7,864,263
Total Premium finance receivables - life insurance	$7,996,899	$7,962,115	$7,872,033	$7,877,943	$7,931,808
Consumer and other
Nonaccrual	$2	$3	$19	$22	$16
90+ days and still accruing	148	121	47	54	27
60-89 days past due	22	81	16	25	196
30-59 days past due	264	366	210	165	519
Current	82,240	86,785	50,829	60,234	68,205
Total consumer and other	$82,676	$87,356	$51,121	$60,500	$68,963
Total loans, net of unearned income
Early buy-out loans guaranteed by U.S. government agencies (1)	$135,389	$134,178	$143,350	$150,583	$168,973
Nonaccrual	161,059	151,399	122,408	118,743	104,850
90+ days and still accruing	18,628	22,852	25,951	20,287	28,251
60-89 days past due	83,062	59,416	94,945	69,857	90,290
30-59 days past due	204,043	139,768	296,929	227,648	146,647
Current	46,465,266	44,167,918	42,547,123	41,544,713	40,907,021
Total loans, net of unearned income	$47,067,447	$44,675,531	$43,230,706	$42,131,831	$41,446,032
(1)Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

TABLE 14: NON-PERFORMING ASSETS(1)

	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2024	2024	2024	2023	2023
Loans past due greater than 90 days and still accruing:
Commercial	$20	$304	$27	$98	$200
Commercial real estate	225	—	—	—	1,092
Home equity	—	—	—	—	—
Residential real estate	—	—	—	—	—
Premium finance receivables - property & casualty	18,235	22,427	25,877	20,135	16,253
Premium finance receivables - life insurance	—	—	—	—	10,679
Consumer and other	148	121	47	54	27
Total loans past due greater than 90 days and still accruing	18,628	22,852	25,951	20,287	28,251
Non-accrual loans:
Commercial	63,826	51,087	31,740	38,940	43,569
Commercial real estate	42,071	48,289	39,262	35,459	17,043
Home equity	1,122	1,100	838	1,341	1,363
Residential real estate	17,959	18,198	17,901	15,391	16,103
Premium finance receivables - property & casualty	36,079	32,722	32,648	27,590	26,756
Premium finance receivables - life insurance	—	—	—	—	—
Consumer and other	2	3	19	22	16
Total non-accrual loans	161,059	151,399	122,408	118,743	104,850
Total non-performing loans:
Commercial	63,846	51,391	31,767	39,038	43,769
Commercial real estate	42,296	48,289	39,262	35,459	18,135
Home equity	1,122	1,100	838	1,341	1,363
Residential real estate	17,959	18,198	17,901	15,391	16,103
Premium finance receivables - property & casualty	54,314	55,149	58,525	47,725	43,009
Premium finance receivables - life insurance	—	—	—	—	10,679
Consumer and other	150	124	66	76	43
Total non-performing loans	$179,687	$174,251	$148,359	$139,030	$133,101
Other real estate owned	13,682	19,731	14,538	13,309	14,060
Total non-performing assets	$193,369	$193,982	$162,897	$152,339	$147,161
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.42%	0.36%	0.24%	0.30%	0.34%
Commercial real estate	0.33	0.40	0.34	0.31	0.17
Home equity	0.26	0.31	0.25	0.39	0.40
Residential real estate	0.53	0.59	0.62	0.56	0.59
Premium finance receivables - property & casualty	0.76	0.78	0.84	0.69	0.64
Premium finance receivables - life insurance	—	—	—	—	0.13
Consumer and other	0.18	0.14	0.13	0.13	0.06
Total loans, net of unearned income	0.38%	0.39%	0.34%	0.33%	0.32%
Total non-performing assets as a percentage of total assets	0.30%	0.32%	0.28%	0.27%	0.26%
Allowance for loan losses and unfunded lending-related commitments losses as a percentage of non-accrual loans	270.53%	288.69%	348.98%	359.82%	380.69%

(1)Excludes early buy-out loans guaranteed by U.S. government agencies. Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

Non-performing Loans Rollforward, excluding early buy-out loans guaranteed by U.S. government agencies

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(In thousands)	2024	2024	2024	2023	2023	2024	2023

Balance at beginning of period	$174,251	$148,359	$139,030	$133,101	$108,712	$139,030	$100,697
Additions from becoming non-performing in the respective period	42,335	54,376	23,142	59,010	18,666	96,711	64,367
Additions from assets acquired in the respective period	189	—	—	—	—	189	—
Return to performing status	(362)	(912)	(490)	(24,469)	(1,702)	(1,274)	(2,542)
Payments received	(10,894)	(9,611)	(8,336)	(10,000)	(6,488)	(20,505)	(24,063)
Transfer to OREO and other repossessed assets	(3,680)	(6,945)	(1,381)	(2,623)	(2,671)	(10,625)	(5,629)
Charge-offs, net	(21,211)	(7,673)	(14,810)	(9,480)	(3,011)	(28,884)	(6,866)
Net change for premium finance receivables	(941)	(3,343)	11,204	(6,509)	19,595	(4,284)	7,137
Balance at end of period	$179,687	$174,251	$148,359	$139,030	$133,101	$170,358	$133,101

Other Real Estate Owned

	Three Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2024	2024	2024	2023	2023
Balance at beginning of period	$19,731	$14,538	$13,309	$14,060	$11,586
Disposals/resolved	(9,729)	(1,752)	—	(3,416)	(467)
Transfers in at fair value, less costs to sell	3,680	6,945	1,436	2,665	2,941
Fair value adjustments	—	—	(207)	—	—
Balance at end of period	$13,682	$19,731	$14,538	$13,309	$14,060

	Period End
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Balance by Property Type:	2024	2024	2024	2023	2023
Residential real estate	$—	$161	$1,146	$720	$441
Commercial real estate	13,682	19,570	13,392	12,589	13,619
Total	$13,682	$19,731	$14,538	$13,309	$14,060

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q3 2024 compared to Q2 2024		Q3 2024 compared to Q3 2023
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2024	2024	2024	2023	2023	$ Change	% Change	$ Change	% Change
Brokerage	$6,139	$5,588	$5,556	$5,349	$4,359	$551	10%	$1,780	41%
Trust and asset management	31,085	29,825	29,259	27,926	29,170	1,260	4	1,915	7
Total wealth management	37,224	35,413	34,815	33,275	33,529	1,811	5	3,695	11
Mortgage banking	15,974	29,124	27,663	7,433	27,395	(13,150)	(45)	(11,421)	(42)
Service charges on deposit accounts	16,430	15,546	14,811	14,522	14,217	884	6	2,213	16
Gains (losses) on investment securities, net	3,189	(4,282)	1,326	2,484	(2,357)	7,471	NM	5,546	NM
Fees from covered call options	988	2,056	4,847	4,679	4,215	(1,068)	(52)	(3,227)	(77)
Trading (losses) gains, net	(130)	70	677	(505)	728	(200)	NM	(858)	NM
Operating lease income, net	15,335	13,938	14,110	14,162	13,863	1,397	10	1,472	11
Other:
Interest rate swap fees	2,914	3,392	2,828	4,021	2,913	(478)	(14)	1	—
BOLI	1,517	1,351	1,651	1,747	729	166	12	788	NM
Administrative services	1,450	1,322	1,217	1,329	1,336	128	10	114	9
Foreign currency remeasurement gains (losses)	696	(145)	(1,171)	1,150	(446)	841	NM	1,142	NM
Changes in fair value on EBOs and loans held-for-investment	518	604	(439)	1,556	(338)	(86)	(14)	856	NM
Early pay-offs of capital leases	532	393	430	157	461	139	35	71	15
Miscellaneous	16,510	22,365	37,815	14,819	16,233	(5,855)	(26)	277	2
Total Other	24,137	29,282	42,331	24,779	20,888	(5,145)	(18)	3,249	16
Total Non-Interest Income	$113,147	$121,147	$140,580	$100,829	$112,478	$(8,000)	(7)%	$669	1%

	Nine Months Ended
	Sep 30,	Sep 30,	$	%
(Dollars in thousands)	2024	2023	Change	Change
Brokerage	$17,283	$13,296	$3,987	30%
Trust and asset management	90,169	84,036	6,133	7
Total wealth management	107,452	97,332	10,120	10
Mortgage banking	72,761	75,640	(2,879)	(4)
Service charges on deposit accounts	46,787	40,728	6,059	15
Gains (losses) on investment securities, net	233	(959)	1,192	NM
Fees from covered call options	7,891	17,184	(9,293)	(54)
Trading gains, net	617	1,647	(1,030)	(63)
Operating lease income, net	43,383	39,136	4,247	11
Other:
Interest rate swap fees	9,134	8,230	904	11
BOLI	4,519	3,402	1,117	33
Administrative services	3,989	4,270	(281)	(7)
Foreign currency remeasurement losses	(620)	(91)	(529)	NM
Changes in fair value on EBOs and loans held-for-investment	683	(35)	718	NM
Early pay-offs of capital leases	1,355	1,027	328	32
Miscellaneous	76,690	45,766	30,924	68
Total Other	95,750	62,569	33,181	53
Total Non-Interest Income	$374,874	$333,277	$41,597	12%
NM - Not meaningful.
BOLI - Bank-owned life insurance.

TABLE 16: MORTGAGE BANKING

	Three Months Ended					Nine Months Ended
(Dollars in thousands)	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Sep 30, 2024	Sep 30, 2023
Originations:
Retail originations	$527,408	$544,394	$331,504	$315,637	$408,761	$1,403,306	$1,071,786
Veterans First originations	239,369	177,792	144,109	123,564	163,856	561,270	451,218
Total originations for sale (A)	$766,777	$722,186	$475,613	$439,201	$572,617	$1,964,576	$1,523,004
Originations for investment	218,984	275,331	169,246	124,974	137,622	663,561	453,597
Total originations	$985,761	$997,517	$644,859	$564,175	$710,239	$2,628,137	$1,976,601
As a percentage of originations for sale:
Retail originations	69%	75%	70%	72%	71%	71%	70%
Veterans First originations	31	25	30	28	29	29	30
Purchases	72%	83%	75%	85%	84%	78%	83%
Refinances	28	17	25	15	16	22	17
Production Margin:
Production revenue (B) (1)	$13,113	$14,990	$13,435	$6,798	$13,766	$41,538	$34,233
Total originations for sale (A)	$766,777	$722,186	$475,613	$439,201	$572,617	$1,964,576	$1,523,004
Add: Current period end mandatory interest rate lock commitments to fund originations for sale (2)	272,072	222,738	207,775	119,624	150,713	272,072	150,713
Less: Prior period end mandatory interest rate lock commitments to fund originations for sale (2)	222,738	207,775	119,624	150,713	196,246	119,624	113,303
Total mortgage production volume (C)	$816,111	$737,149	$563,764	$408,112	$527,084	$2,117,024	$1,560,414
Production margin (B / C)	1.61%	2.03%	2.38%	1.67%	2.61%	1.96%	2.19%
Mortgage Servicing:
Loans serviced for others (D)	$12,253,361	$12,211,027	$12,051,392	$12,007,165	$11,885,531
MSRs, at fair value (E)	186,308	204,610	201,044	192,456	210,524
Percentage of MSRs to loans serviced for others (E / D)	1.52%	1.68%	1.67%	1.60%	1.77%
Servicing income	$10,809	$10,586	$10,498	$10,286	$10,191	$31,893	$33,277
Components of MSR:
MSR - changes in fair value model assumptions	$(17,331)	$877	$7,595	$(19,634)	$4,723	$(8,859)	$485
Changes in fair value of derivative contract held as an economic hedge, net	6,892	(772)	(2,577)	3,541	(2,481)	3,543	(2,261)
MSR - current period capitalization	6,357	8,223	5,379	5,077	9,706	19,959	23,533
MSR - collection of expected cash flows - paydowns	(1,598)	(1,504)	(1,444)	(1,572)	(1,492)	(4,546)	(4,712)
MSR - collection of expected cash flows - payoffs and repurchases	(5,730)	(4,030)	(2,942)	(1,939)	(3,105)	(12,702)	(8,837)
MSR Activity	$(11,410)	$2,794	$6,011	$(14,527)	$7,351	$(2,605)	$8,208
Summary of Mortgage Banking Revenue:
Production revenue (1)	$13,113	$14,990	$13,435	$6,798	$13,766	$41,538	$34,233
Servicing income	10,809	10,586	10,498	10,286	10,191	31,893	33,277
MSR activity	(11,410)	2,794	6,011	(14,527)	7,351	(2,605)	8,208
Changes in fair value of early buy-out loans guaranteed by U.S. government agencies (HFS)	3,529	642	(2,190)	4,856	(4,245)	1,981	(440)
Other revenue	(67)	112	(91)	20	332	(46)	362
Total mortgage banking revenue	$15,974	$29,124	$27,663	$7,433	$27,395	$72,761	$75,640
Changes in fair value on early buy-out loans guaranteed by U.S. government agencies (HFI)	$518	$604	$(439)	$1,556	$(338)	$683	$(35)
(1)Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, changes in other related financial instruments carried at fair value, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation and other non-production revenue.
(2)Certain volume adjusted for the estimated pull-through rate of the loan, which represents the Company’s best estimate of the likelihood that a committed loan will ultimately fund.

TABLE 17: NON-INTEREST EXPENSE

	Three Months Ended					Q3 2024 compared to Q2 2024		Q3 2024 compared to Q3 2023
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(Dollars in thousands)	2024	2024	2024	2023	2023	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$118,971	$113,860	$112,172	$111,484	$111,303	$5,111	4%	$7,668	7%
Commissions and incentive compensation	57,575	52,151	51,001	48,974	48,817	5,424	10	8,758	18
Benefits	34,715	32,530	32,000	33,513	32,218	2,185	7	2,497	8
Total salaries and employee benefits	211,261	198,541	195,173	193,971	192,338	12,720	6	18,923	10
Software and equipment	31,574	29,231	27,731	27,779	25,951	2,343	8	5,623	22
Operating lease equipment	10,518	10,834	10,683	10,694	12,020	(316)	(3)	(1,502)	(12)
Occupancy, net	19,945	19,585	19,086	18,102	21,304	360	2	(1,359)	(6)
Data processing	9,984	9,503	9,292	8,892	10,773	481	5	(789)	(7)
Advertising and marketing	18,239	17,436	13,040	17,166	18,169	803	5	70	0
Professional fees	9,783	9,967	9,553	8,768	8,887	(184)	(2)	896	10
Amortization of other acquisition-related intangible assets	4,042	1,122	1,158	1,356	1,408	2,920	NM	2,634	NM
FDIC insurance	10,512	10,429	9,381	9,303	9,748	83	1	764	8
FDIC insurance - special assessment	—	—	5,156	34,374	—	—	NM	—	NM
OREO expense, net	(938)	(259)	392	(1,559)	120	(679)	NM	(1,058)	NM
Other:
Lending expenses, net of deferred origination costs	4,995	5,335	5,078	5,330	4,777	(340)	(6)	218	5
Travel and entertainment	5,364	5,340	4,597	5,754	5,449	24	—	(85)	(2)
Miscellaneous	25,408	23,289	22,825	22,722	19,111	2,119	9	6,297	33
Total other	35,767	33,964	32,500	33,806	29,337	1,803	5	6,430	22
Total Non-Interest Expense	$360,687	$340,353	$333,145	$362,652	$330,055	$20,334	6%	$30,632	9%

	Nine Months Ended
	Sep 30,	Sep 30,	$	%
(Dollars in thousands)	2024	2023	Change	Change
Salaries and employee benefits:
Salaries	$345,003	$327,328	$17,675	5%
Commissions and incentive compensation	160,727	133,127	27,600	21
Benefits	99,245	93,587	5,658	6
Total salaries and employee benefits	604,975	554,042	50,933	9
Software and equipment	88,536	76,853	11,683	15
Operating lease equipment	32,035	31,669	366	1
Occupancy, net	58,616	58,966	(350)	(1)
Data processing	28,779	29,908	(1,129)	(4)
Advertising and marketing	48,715	47,909	806	2
Professional fees	29,303	25,990	3,313	13
Amortization of other acquisition-related intangible assets	6,322	4,142	2,180	53
FDIC insurance	30,322	27,425	2,897	11
FDIC insurance - special assessment	5,156	—	5,156	NM
OREO expense, net	(805)	31	(836)	NM
Other:
Lending expenses, net of deferred origination costs	15,408	15,766	(358)	(2)
Travel and entertainment	15,301	15,440	(139)	(1)
Miscellaneous	71,522	61,706	9,816	16
Total other	102,231	92,912	9,319	10
Total Non-Interest Expense	$1,034,185	$949,847	$84,338	9%
NM - Not meaningful.

TABLE 18: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity, and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company’s interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company’s core net income.

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars and shares in thousands)	2024	2024	2024	2023	2023	2024	2023
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$908,604	$849,979	$805,513	$793,848	$762,400	$2,564,096	$2,099,266
Taxable-equivalent adjustment:
- Loans	2,474	2,305	2,246	2,150	1,923	7,025	5,677
- Liquidity Management Assets	668	567	550	575	572	1,785	1,674
- Other Earning Assets	2	3	5	4	1	10	6
(B) Interest Income (non-GAAP)	$911,748	$852,854	$808,314	$796,577	$764,896	$2,572,916	$2,106,623
(C) Interest Expense (GAAP)	406,021	379,369	341,319	323,874	300,042	1,126,709	731,376
(D) Net Interest Income (GAAP) (A minus C)	$502,583	$470,610	$464,194	$469,974	$462,358	$1,437,387	$1,367,890
(E) Net Interest Income (non-GAAP) (B minus C)	$505,727	$473,485	$466,995	$472,703	$464,854	$1,446,207	$1,375,247
Net interest margin (GAAP)	3.49%	3.50%	3.57%	3.62%	3.60%	3.52%	3.68%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.51	3.52	3.59	3.64	3.62	3.54	3.70
(F) Non-interest income	$113,147	$121,147	$140,580	$100,829	$112,478	$374,874	$333,277
(G) (Losses) gains on investment securities, net	3,189	(4,282)	1,326	2,484	(2,357)	233	(959)
(H) Non-interest expense	360,687	340,353	333,145	362,652	330,055	1,034,185	949,847
Efficiency ratio (H/(D+F-G))	58.88%	57.10%	55.21%	63.81%	57.18%	57.07%	55.80%
Efficiency ratio (non-GAAP) (H/(E+F-G))	58.58	56.83	54.95	63.51	56.94	56.80	55.56

	Three Months Ended					Nine Months Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Sep 30,	Sep 30,
(Dollars and shares in thousands)	2024	2024	2024	2023	2023	2024	2023
Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$6,399,714	$5,536,628	$5,436,400	$5,399,526	$5,015,613
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
Less: Intangible assets (GAAP)	(924,646)	(676,562)	(677,911)	(679,561)	(680,353)
(I) Total tangible common shareholders’ equity (non-GAAP)	$5,062,568	$4,447,566	$4,345,989	$4,307,465	$3,922,760
(J) Total assets (GAAP)	$63,788,424	$59,781,516	$57,576,933	$56,259,934	$55,555,246
Less: Intangible assets (GAAP)	(924,646)	(676,562)	(677,911)	(679,561)	(680,353)
(K) Total tangible assets (non-GAAP)	$62,863,778	$59,104,954	$56,899,022	$55,580,373	$54,874,893
Common equity to assets ratio (GAAP) (L/J)	9.4%	8.6%	8.7%	8.9%	8.3%
Tangible common equity ratio (non-GAAP) (I/K)	8.1	7.5	7.6	7.7	7.1

Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$6,399,714	$5,536,628	$5,436,400	$5,399,526	$5,015,613
Less: Preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(L) Total common equity	$5,987,214	$5,124,128	$5,023,900	$4,987,026	$4,603,113
(M) Actual common shares outstanding	66,482	61,760	61,737	61,244	61,222
Book value per common share (L/M)	$90.06	$82.97	$81.38	$81.43	$75.19
Tangible book value per common share (non-GAAP) (I/M)	76.15	72.01	70.40	70.33	64.07

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$163,010	$145,397	$180,303	$116,489	$157,207	$488,710	$478,173
Add: Intangible asset amortization	4,042	1,122	1,158	1,356	1,408	6,322	4,142
Less: Tax effect of intangible asset amortization	(1,087)	(311)	(291)	(343)	(380)	(1,682)	(1,102)
After-tax intangible asset amortization	$2,955	$811	$867	$1,013	$1,028	$4,640	$3,040
(O) Tangible net income applicable to common shares (non-GAAP)	$165,965	$146,208	$181,170	$117,502	$158,235	$493,350	$481,213
Total average shareholders’ equity	$5,990,429	$5,450,173	$5,440,457	$5,066,196	$5,083,883	$5,628,346	$5,008,648
Less: Average preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(P) Total average common shareholders’ equity	$5,577,929	$5,037,673	$5,027,957	$4,653,696	$4,671,383	$5,215,846	$4,596,148
Less: Average intangible assets	(833,574)	(677,207)	(678,731)	(679,812)	(681,520)	(730,216)	(679,799)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$4,744,355	$4,360,466	$4,349,226	$3,973,884	$3,989,863	$4,485,630	$3,916,349
Return on average common equity, annualized (N/P)	11.63%	11.61%	14.42%	9.93%	13.35%	12.52%	13.91%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	13.92	13.49	16.75	11.73	15.73	14.69	16.43

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$232,709	$211,343	$249,956	$165,243	$224,858	$694,008	$679,838
Add: Provision for credit losses	22,334	40,061	21,673	42,908	19,923	84,068	71,482
Pre-tax income, excluding provision for credit losses (non-GAAP)	$255,043	$251,404	$271,629	$208,151	$244,781	$778,076	$751,320

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 16 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A., in New Lenox, St. Charles Bank & Trust Company, N.A., Town Bank, N.A., in Hartland, Wisconsin and Macatawa Bank in Holland, Michigan.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Countryside, Crete, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Grayslake, Gurnee, Hanover Park, Hawthorn Woods, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lombard, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, Norridge, Northfield, Oak Lawn, Oak Park, Orland Park, Palatine, Park Ridge, Prospect Heights, Riverside, Rockford, Rolling Meadows, Round Lake Beach, Shorewood, Skokie, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Burlington, Clinton, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Pewaukee, Racine, Wales, Walworth, Whitefish Bay and Wind Lake, and in Michigan in Allendale, Byron Center, Douglas, Grand Haven, Grand Rapids, Grandville, Hamilton, Hudsonville, Jenison, Rockford, Walker, Wyoming, and Zeeland, and in Florida in Bonita Springs and Naples, and in Indiana in Crown Point and Dyer.

Additionally, the Company operates various non-bank business units:
•FIRST Insurance Funding and Wintrust Life Finance, each a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.
•Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•Wintrust Private Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2023 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, plans to form additional de novo banks or branch offices, and management’s long-term performance goals, as well as statements relating to the anticipated effects on the Company’s financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•economic conditions and events that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, including an actual or threatened U.S. government debt default or rating downgrade, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•the interest rate environment, including a prolonged period of low interest rates or rising interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected losses, difficulties or developments related to the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion and similar events or data corruption attempts and identity theft;
•adverse effects on our information technology systems, or those of third parties, resulting from failures, human error or cyberattacks (including ransomware);
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions and the impact of recent failures of financial institutions, including broader financial institution liquidity risk and concerns;
•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;
•changes in accounting standards, rules and interpretations, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•the impact of the Company’s transition from LIBOR to an alternative benchmark rate for current and future transactions;

•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;
•changes in laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to persistent inflation or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility;
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism, armed hostilities and pandemics), and the effects of climate change.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Tuesday, October 22, 2024 at 10:00 a.m. (CDT) regarding third quarter and year-to-date 2024 earnings results. Individuals interested in participating in the call by addressing questions to management should register for the call to receive the dial-in numbers and unique PIN at the Conference Call Link included within the Company’s press release dated September 30, 2024 available at the Investor Relations, Investor News and Events, Press Releases link on its website at https://www.wintrust.com. A separate simultaneous audio-only webcast link is included within the press release referenced above. Registration for and a replay of the audio-only webcast with an accompanying slide presentation will be available at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the third quarter and year-to-date 2024 earnings press release will also be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.